Exhibit 10.12

DATE             2007

VAL TRADEMARK THREE LIMITED

VIRGIN AMERICA INC

VIRGIN ENTERPRISES LIMITED

TRADE MARK LICENCE

Macfarlanes

10 Norwich Street

London EC4A 1BD

April 2007

CONTENTS

Clause		Page

Schedules

1	The Licensed Activities

2	The Signature

3	Brand Guidelines

4	Subsidiary and Holding Company

TRADE MARK LICENCE

DATE	2007

PARTIES

1.	VAL TRADEMARK THREE LIMITED a company incorporated in England and Wales under company number 5150741 whose registered office is at 120 Campden Hill Road, London W8 7AR (the “Licensor”)

2.	VIRGIN AMERICA INC (formerly known as Best Air Holdings Inc) whose registered office is at 533 Airport Boulevard, Burlingame, California 94010 (the “User”)

3.	VIRGIN ENTERPRISES LIMITED a company incorporated in England and Wales under company number 01073929 whose registered office is at 120 Campden Hill Road, London W8 7AR (“VEL”)

WHEREAS

A.	VEL is the beneficial owner of the goodwill associated with the word “Virgin” and is the beneficial and registered proprietor of the Trade Marks.

B.	The Licensor is licensed to use and grant sublicences of the Marks (as defined below) and has agreed to grant the User a sublicence to use the Marks in the form of the Names (as defined below) on the terms and conditions of this Licence.

C.	VEL is the owner and head licensor of the Marks and the parties wish VEL to have the obligation to police certain rights granted by the Licensor and to undertake the obligation to uphold certain other obligations to upkeep the Marks.

D.	On the 14 November 2005 Best Air Holdings Inc changed its name to Virgin America Inc. The parties to this Licence agree that this Licence amends and restates the licence agreement between the parties dated 4 February 2005.

IT IS AGREED as follows:

1	Definitions

In this Licence and unless the context requires otherwise:

Affiliates: means the parent or subsidiary companies of the User;

Brand Guidelines: means the brand guidelines issued by VEL from time to time, the current version of which is set out in Schedule 3;

Caribbean Territory: means all Caribbean islands and Bermuda;

Gross Sales: means the total amount received by the User, its Affiliates and/or its sublicensees and assignees in connection with the carrying on of the Licensed Activities exclusive of VAT, sales and departure taxes and any other similar taxes or duties in any jurisdiction; any such amounts received or receivable by the User and/or its sublicensees and assignees in currencies other than US dollars shall be converted into US dollars in accordance with the User’s then standard accounting practices;

Initial Term: the period from today’s date until the fifteenth anniversary thereof;

Licensed Activities: means the activities described in Schedule 1 in connection with which the User and its subsidiaries are each permitted to use the Marks pursuant to this Licence;

Mainland Territory: means the United States of America (including Puerto Rico), Canada and Mexico;

Marks: means the Trade Marks and the Signature;

Measurement Period: means the period commencing at the beginning of the Quarter immediately prior to the tenth anniversary of today’s date and terminating at the end of the penultimate Quarter of the Term;

Measurement Year: means each consecutive period of twelve months, the first of which begins on commencement of the Measurement Period and the fifth of which ends at the end of the Measurement Period;

Name and Names: shall bear the meanings set out in Clause 3.1.2

Permitted Third Party: any airline licensed to operate flights under the “Virgin” brand to and from single destinations within the Territories from or to the RoW;

Quarter: means the period of three months from 4 February 2005 and each subsequent period of three months;

RoW: any geographical area which is not within either (i) the U.K. or (ii) the Territories;

Royalties: means the payments described in Clause 8; Signature: means the signature set out in Schedule 2;

“subsidiary”, “wholly-owned subsidiary” and “holding company”: shall bear the meanings ascribed to them by section 736 of the Companies Act 1985 (set out for completeness in Schedule 4);

Term: shall commence on today’s date and, subject to earlier termination in accordance with this Licence, shall continue for the Initial Term or, in the event that the Term Extension applies, until the thirtieth anniversary of today’s date;

Term Extension: means an additional period of fifteen years beyond the expiry of the Initial Term;

Term Extension Threshold: shall have the meaning ascribed to it in Clause 4.2;

Territory/Territories: one of or both of the Mainland Territory and the Caribbean Territory, as the context may require;

Trade Marks: means those registered trade marks and trade marks for which applications for registration have been made, short details of which are contained in Part 2 of Schedule 2, together with any other trade marks relevant to the business of the User which the Licensor and VEL may agree shall be added to this Licence from time to time;

USCPI: the monthly index of U.S. consumer prices maintained by the U.S. Bureau of Labor Statistics (or by such other body upon which duties in connection with such index shall have been devolved from time to time), provided that if (i) such index ceases to be published or (ii) the basis on which it is compiled is amended such that it is no longer a measure of general consumer price inflation in the United States, such index shall be replaced by such other index as may most closely resemble the USCPI as at today’s date;

Virgin: means Virgin Group Investments Limited, incorporated in the British Virgin Islands;

Virgin Atlantic: means the airline currently branded “Virgin Atlantic” and currently operated by Virgin Atlantic Airways Limited and any successor to such business;

Virgin Group: means Virgin, each other company which is for the time being a subsidiary of Virgin, a holding company of Virgin or a subsidiary of that holding company, and all or any of them.

2	Acknowledgement

2.1	Each of the parties acknowledges that all worldwide right, title and interest in and to the Marks and all rights worldwide to use the mark “Virgin” as a trade, business or corporate name, all goodwill symbolised by such Marks, all copyright subsisting therein and the benefit of all registrations or applications for registration thereof are vested in and owned by VEL subject to any licences granted by VEL in respect of the Marks.

2.2	VEL acknowledges that the Licensor has the rights to grant the User the licence granted hereunder.

3	Grant

3.1	In consideration of the payment of Royalties to the Licensor by the User, the Licensor grants to the User the right:

3.1.1	to use the Marks only in connection with and in the ordinary course of carrying on the Licensed Activities;

3.1.2	subject to Clause 3.7, to carry on the Licensed Activities only under the trading or business names:

3.1.2.1	“Virgin America”;

3.1.2.2	“Virgin America Airways”;

3.1.2.3	“Virgin America Cargo”;

3.1.2.4	any other name incorporating the word “Virgin” which the Licensor may from time to time permit in writing; and

3.1.2.5	any other name incorporating the words “Virgin America” provided that the word or words added to “Virgin America” (i) describe a geographical area (connected to the USA but excluding the word “Atlantic”), or (ii) are ordinarily used in connection with an airline business and are used to describe a business carried on by the User under that description;

(each a “Name”, together the “Names”)

PROVIDED THAT the User shall have no right to use any name that contains the word “Virgin” (i) the rights to use of which have been granted by VEL to a third party licensee in respect of the activities other than the Licensed Activities, or (ii) not falling within Clause 3.1.2 above, without VEL’s and the Licensor’s prior written consent.

3.1.3 to do and authorise the doing of all acts the doing of which is restricted by the copyright in the Signature or in any other work the copyright in which is licensed to the Licensor pursuant to Clause 6.2 only in connection with and in the ordinary course of carrying on the Licensed Activities and in accordance with the terms of this Licence; and

3.1.4 to grant sublicences of the rights granted by this Licence to each of its wholly-owned subsidiaries (for as long as such company remains a wholly owned subsidiary), subject to the User giving prior notice to the Licensor, provided that, in each case:

3.1.4.1 the User shall conclude a written agreement with the sublicensee under which the sublicensee is obliged to comply with standards of quality no lower than those set out in Clause 5.1 and to comply with provisions equivalent to those in the remainder of Clause 5;

3.1.4.2 the User shall be responsible to the Licensor for the acts and omissions of the sublicensee as if those acts and omissions were its own; and

3.1.4.3 the User shall procure that the sublicensee complies with standards of quality no lower than those set out in Clause 5.1 and complies with other provisions equivalent to those in Clause 5.

3.2 The User shall be the exclusive licensee of the Marks in relation to the provision of the Licensed Activities by it and its wholly-owned subsidiaries to the exclusion of the Licensor and all others save that:

3.2.1 Virgin Atlantic may operate its own aircraft on point-to-point routes within the Territories only in the context of “cabotage” or fifth freedoms, i.e. only where such overall service has at least three arrival/departure points, one of which is outside the Territories, and

3.2.2 Virgin Atlantic and/or any Permitted Third Party may, in relation to the Territories, market and operate “codeshare” routes having three arrival/departure points in conjunction with another airline, provided that:

3.2.2.1 such route is marketed primarily as a route between a point within either of the Territories to a point within the UK or the RoW so that the intermediate point of arrival and departure is incidental; and

3.2.2.2 the part of the route which is provided by the other airline links with and feeds passengers to and/or accepts passengers from the part of the route operated by Virgin Atlantic or the Permitted Third Party.

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3.3 The Licensor shall not grant any further licences to use the Marks in respect of the Licensed Activities.

3.4 The rights granted to the User shall be subject to and shall not include any rights granted by VEL to third parties.

3.5 The permission under Clause 3.1 shall commence with effect from 4 February 2005 and shall continue for the Term unless and until this Licence is terminated in accordance with Clause 11.

3.6 Subject to Clause 3.7, the User undertakes that, for as long as it provides the Licensed Activities it shall continue to do so using the Names and shall use all reasonable efforts to promote its conduct of the Licensed Activities under the Names.

3.7 Notwithstanding any other provision of this Licence, nothing in this Licence shall prohibit the User at any time during the Term from electing to perform the Licenced Activities or any other activities, including, but not limited to, operating flights, code sharing agreements, blocked space arrangements, or any form of marketing agreements with any other airlines or entities, or operating flights between any points regardless of where such flights originate or terminate, without the payment of royalties, so long as the User does not use the Names or Marks while undertaking such activities. Provided, however, that in the event user ceases to use the Names or Marks in a material manner, which shall include but not be limited to where Licensee derives more than twenty percent of its operating revenues within the Territories without using the Names or Marks, then Licensor will have the right to terminate the Licence after 45 days prior written notice and failure to cure by User. Nothing in this provision shall in any way give Licensor the right to terminate the Licence on the basis of the User’s non-use of the Names or Marks outside the Territories.

4	Option for Term Extension

4.1 Provided that the mean average of the Gross Sales in each Measurement Year was equal to or in excess of the Threshold, the User may by giving one month’s written notice to the Licensor and to VEL, such notice to expire no later than the end of the Initial Term, extend the Term for the Term Extension.

4.2 For the purposes of this Clause 4, the “Threshold” shall be the amount of two billion U.S. Dollars (US$2,000,000,000) increased by a percentage equal to the percentage increase in the USCPI over the period between today’s date and the beginning of the last Measurement Year.

4.3 “Gross Sales” in Clause 4.1 shall be measured on the same basis as set out in Clause

8.2.1 and certified by a qualified auditor approved by the Licensor. The nominal dollar amount of the Gross Sales in each Measurement Year shall, for the purposes of the calculation of the mean average as set out in Clause 4.1, be increased by the percentage equal to the percentage increase in the USCPI over the period between the beginning of that Measurement Year and the beginning of the final Measurement Year.

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5	Standards of Quality

5.1 The standard of quality of the Licensed Activities shall at all times comply with the following standards of the Licensor (the “Standards of Quality”), which the User covenants to VEL and Licensor at all times to maintain:

5.1.1 the User shall ensure that the Licensed Activities are at all times carried on in a manner which complies with all those standards imposed on it by applicable law or regulation, including (without limitation) those imposed or monitored by the Federal Aviation Authority, which for the time being apply to the User (whether pursuant to any licence granted to the User or otherwise) and that the Licensed Activities and the manner of use of the Marks are in accordance with standards no lower than the Brand Guidelines;

5.1.2 the User shall ensure that the marketing, advertisement and promotion of the Licensed Activities complies with all laws and regulations in force within the territories in which marketing, advertisement and promotion is carried on;

5.1.3 the User shall obtain all necessary consents and licences and fulfil the terms of any legislation applicable to, and all other formalities required in connection with, the carrying on of the Licensed Activities; and

5.1.4 the Marks shall not be used in any manner which damages the goodwill of the Virgin Group or the Licensor or which in any way disparages the reputation, marks or business of any of them.

5.2 For the purposes of enabling VEL to satisfy itself that the Standards of Quality are being maintained, the User undertakes to provide VEL and the Licensor promptly with details of any litigation, arbitration or administrative proceedings which are in progress or threatened or pending against the User concerning the provision of the Licensed Activities and of any governmental or official investigation or inquiry concerning the User and relating to the Licensed Activities.

5.3 If requested by any party, VEL and the Licensor shall meet with representatives of the User at least once in each calendar year in order to discuss such aspects of the use of the Marks as may appear relevant to each party, including maintenance of the Standards of Quality and any requests the User may have to extend the coverage of registrations of the Marks, and the User shall, as soon as reasonably practicable following VEL’s or the Licensor’s request, produce to VEL and the Licensor such records and materials of the User as VEL or the Licensor may reasonably request in order to assess whether the Standards of Quality are being maintained.

5.4 If at any time it appears to VEL or the Licensor that the User is using any of the Marks in connection with goods or services or in a manner which do not comply with the Standards of Quality, VEL or the Licensor shall promptly notify the User and the parties shall discuss appropriate steps to be taken to ensure that those goods or services or the User’s manner of use do comply with such Standards. The User shall take any action agreed by the parties to be reasonably necessary to remedy any non-compliance with the Standards of Quality.

6	Reservation of Rights

6.1 All use of the Marks by the User under this Licence shall be deemed to be use by VEL and shall be deemed not to be use by the User for any purpose whatsoever. All

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6.2 The copyright in the Signature and any future copyright in any artistic work which incorporates any use of the Signature or the Marks and any of them shall belong to, and remain vested in, VEL.

6.3 This Licence shall operate solely as a permission for the User to use the Marks in the manner herein defined and shall not be deemed to confer upon the User any further or greater right in the Marks or any of them.

6.4 The User will not in any way, directly or indirectly, be a party to anything and will not permit any person under its control to do, or be in any way directly or indirectly a party to, anything which results in some person other than the User using the Marks or having any rights in any such Marks (except where otherwise expressly permitted under this Licence).

7	Registrations

7.1 Where it is possible to do so in any jurisdiction, VEL shall, at its own cost take all reasonable action necessary to register or record the rights granted to the User by this Licence on the trade mark register of that jurisdiction. The User shall provide all reasonable assistance to VEL, and where necessary itself may take all action, required to effect the registration or recordal described above.

7.2 Subject to Clause 7.3, all rights to register, maintain or renew any of the Marks are strictly reserved to VEL. The User will not seek any registration of any trade mark, service mark, copyright or analogous right that is confusingly similar or identical to the Marks in any country in the world, except, with the prior written consent of VEL, as the Licensor’s licensee or registered user of any Marks in connection with the Licensed Activities.

7.3 VEL shall, at its own cost, continue to maintain and renew the registrations of the Marks and prosecute applications forming part of the Marks. The User shall have the right to maintain or renew any of the Marks and prosecute applications forming part of the Marks, in each case in the name of VEL, in the event that VEL fails to do so.

7.4 The User agrees that it will, at the request and expense of VEL, provide its full assistance in connection with the protection and maintenance by VEL of its rights in and to the Marks (and any other trade marks, service marks, copyright or analogous rights relating to the business, products or services for the time being of the Virgin Group which may for the time being subsist) (“Rights”) and with any application by or on behalf of any member of the Virgin Group for registration of any such Rights in such territories as VEL may from time to time, in its entire discretion, determine and, in particular, that the User will, to the extent not inconsistent with the terms of this Licence, execute such documents, complete such formalities and provide such information as may be required for the purposes of such registration.

7.5 As and when during the currency of this Licence, application to register any of the Marks shall have been granted to any member of the Virgin Group in any territory, the User will, at the request and expense of the applicant, promptly execute and assist fully in the registration, at VEL’s entire discretion, of a separate formal licence or registered user agreement for that territory, each such licence to be upon and subject

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8	Payment of royalties

8.1 User agrees to pay Licensor a quarterly royalty which shall be 0.5% of Gross Sales in respect of each Quarter or part of a Quarter during this Agreement. All amounts payable pursuant to this Clause shall accompany the quarterly statement to be provided by User to Licensor in accordance with Clause 8.2.1.

8.2 User shall supply to Licensor:

8.2.1 a quarterly statement of the Gross Sales within ten (10) days of the end of each Quarter; and

8.2.2 a statement showing Gross Sales for each financial year of User within one month after the end of such period certified by a qualified auditor approved by Licensor.

8.3 Any obligation to make a payment under this Agreement has been expressed exclusive of value added or similar tax. If such tax is chargeable by reference to anything done under this Agreement, the payment shall be increased to include an amount representing such tax.

8.4 In the event of any payment to be made by the User under this Agreement not being received by Licensor on or before the date of payment, interest shall become payable on such payment at the rate of four (4) percent above the base rate of Lloyds TSB Bank PLC from the due date for payment to the date when payment is actually received (both before and after any court judgement).

8.5 Sums due under this Agreement shall be subject to the following provisions:

8.5.1 All sums payable to the Licensor under or in connection with this Agreement shall be paid in full without any set-off or counterclaim whatsoever and free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

8.5.2 The User shall promptly upon becoming aware that any deductions or withholdings are required by law to be made from such amounts notify the Licensor accordingly.

8.5.3 If any deductions or withholdings are required by law to be made from such amounts, the User shall make such deduction or withholding in the minimum amount required by law and shall make any payment required in connection with such deduction or withholding within the time period and in the amount required by law.

8.5.4 If any deduction or withholding is required by law, the amount of the payment due from the User shall be increased to an amount which ensures that, after the making of the deduction or withholding, the Licensor receives on the due date and retains (free from any liability in respect of such withholding or deduction) a net sum equal to the amount it would have been entitled to receive and retain in the absence of any such requirement to make a deduction or withholding.

8.5.5 Within 30 days after making any deduction or withholding, or a payment required in connection with a deduction or withholding, the User shall deliver to the Licensor evidence reasonably satisfactory to the Licensor that the deduction or withholding has

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8.5.6 If the User makes an increased payment pursuant to Clause 8.5.4 and the Licensor determines that:

8.5.6.1 a tax credit is attributable either to the additional amount of the payment or to the increased payment itself; and

8.5.6.2 the Licensor has obtained, utilised and retained that tax credit, the Licensor shall pay an amount to the User which the Licensor determines will leave it (after that payment) in the same after-tax position as it would have been in had no such deduction or withholding been made.

8.6 The User shall keep suitable records and accounts in order to demonstrate that the correct royalty payments have been made pursuant to the terms of the Agreement. and shall make all such records and accounts available for inspection by Licensor (or its duly authorised representative) on seven (7) days’ prior written notice. If any such inspection or audit reveals a discrepancy in the royalties paid, any shortfall shall be paid immediately and in the event that the shortfall is more than five (5) percent of the correct figure due in the audited period, the reasonable professional costs of the audit or inspection shall also be payable by the User.

9	Assignment

9.1 The rights granted to the User by this Licence are personal to the User and the User shall not delegate or assign those rights, except that, provided it has given prior notice to VEL and the Licensor the User may delegate or assign:

9.1.1 subject to Clause 9.4, to wholly-owned subsidiaries of the User;

9.1.2 to third parties, but only as part of a transfer of all or substantially all of the business of the User forming part of the Licensed Activities; or

9.1.3 by way of security.

9.2 The User may, with prior notice to VEL and the Licensor, mortgage or charge the rights granted to the User by this Licence.

9.3 For the avoidance of doubt, nothing in Clause 9.1 shall prevent the User from sub-contracting the manufacture of promotional goods or the provision of services in the course of carrying on the Licensed Activities.

9.4 If a wholly-owned subsidiary of the User subsequently ceases to be a wholly owned subsidiary, the User shall procure that prior to such event the wholly owned subsidiary shall assign back to the User any rights assigned to it pursuant to Clause 9.1.1.

10	Obligations of the User

The User hereby undertakes and agrees with VEL and the Licensor that it will at all times during the continuance in force of this Licence, observe and perform the terms and conditions of this Licence and in particular:

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10.1 only reproduce and use the Marks in connection with the Licensed Activities and not otherwise and, in particular but without limitation, not use any of the Marks in connection with any business (other than the Licensed Activities) of the same kind as from time to time carried on by VEL or any of its third party licensees; and

10.2 indemnify and hold each of the Licensor and VEL harmless from and against all costs, actions, proceedings, claims, demands and damages arising directly or indirectly out of this Licence (except insofar as the same may be shown to be attributable to the act or default of VEL or the Licensor) and made or claimed by third parties and in particular, but without limitation, out of or in connection with the carrying on of the Licensed Activities.

11	Termination

11.1 This Agreement shall expire automatically without need for further notice on the expiration of the Term.

11.2 The User shall have the right to terminate this Licence at any time by giving one month’s notice in writing to the Licensor if the “Virgin” brand is materially damaged as a result of one or more events which have a material adverse effect on the use of Marks by User unless such damage is attributable to any action or inaction of the User.

11.3 Licensor shall have the right, by giving notice in writing to the User, to terminate this Agreement immediately if:

11.3.1 Licensor’s right to license any of the Marks to the User under this Agreement is successfully challenged by any third party;

11.3.2 VEL has reasonable grounds to believe that the use of the Marks by the User has been or is likely to be materially damaging to the Marks, or their reputation or goodwill;

11.3.3 the User commits a material breach of any term or condition of this Agreement and such breach continues unremedied for more than ten (10) Business Days after Licensor has served a notice in writing on the User requiring remedy of the breach;

11.3.4 the User passes a resolution for its winding up or a court of competent jurisdiction makes an order for the User to be wound up or dissolved or the User is otherwise dissolved;

11.3.5 an administrator is appointed or, an administration order is made in relation to the User or a receiver or administrative receiver is appointed, or an encumbrancer takes possession of or sells, the whole or part of the User’s undertaking, assets, rights or revenue;

11.3.6 the User is unable to pay its debts as they become due, is adjudicated bankrupt or insolvent, or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

11.3.7 the User makes an assignment for the benefit of, or enters into an arrangement, compromise or composition in satisfaction of its debts with, its creditors or any class of them;

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11.3.8 the User files or is subject to any petition under the bankruptcy or insolvency laws, takes steps to obtain a moratorium or makes an application to a court of competent jurisdiction for protection from its creditors;

11.3.9 any event similar to those specified in Clauses 11.3.4 to 11.3.7 inclusive occurs in any jurisdiction;

11.3.10 the User and its sublicensees and assignees have each ceased to carry on the Licensed Activities for a period of at least ninety (90) days;

11.3.11 the User challenges the validity of or the entitlement of Licensor or any of its superior licensors to use or license the use of any of the Marks; or

11.3.12 the User is in breach of Clause 7.2.

11.4 Upon the termination of this Licence pursuant to Clause 11:

11.4.1 the User shall (and shall procure that all its subsidiary and holding companies and subsidiaries of such holding companies shall) as soon as practicable and without delay take such of the following steps as the Licensor or VEL shall direct:

11.4.1.1 cease to carry on business under the name “Virgin America” or any other name which incorporates the word “Virgin”;

11.4.1.2 cease to use any of the Marks; and

11.4.1.3 deliver up to the Licensor all materials in its possession or under its control which reproduce the Marks or give the Licensor satisfactory evidence of their destruction or of their alteration so that they can no longer be used to reproduce the Marks;

11.4.2 the User shall be responsible to the Licensor for any damage caused by the unauthorised use of such materials which are not delivered up or destroyed or thus altered; and

11.4.3 the User shall change its name to a name that does not incorporate the word “Virgin”.

11.5 Termination of this Licence shall be without prejudice to the rights of VEL and/or the Licensor against the User (and vice versa) which may have accrued up to the date of such termination.

11.6 The Licensor waives any rights it may have at law to terminate this Licence or to treat it as at an end.

12	Infringements

12.1 The User shall promptly notify VEL and the Licensor if it becomes aware at any time of any infringement or suspected infringement of the Marks or of any passing off or of any act or thing which might vitiate or prejudice the rights of any member of the Virgin Group in and to the Marks, giving particulars thereof.

12.2 VEL shall have the right in its sole discretion and at its sole expense to take whatever action it believes necessary and proper in connection with any infringement, suspected infringement, passing off, or other unlawful interference with the rights of

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action in respect of any particular suspected infringement, passing off, or other unlawful interference with the rights of any member of the Virgin Group in and to the Marks following a request from the User that it do so and (ii) shall not exercise such rights if VEL, acting reasonably, has in response to a request from the User, required it not to do so.

13	Waiver

Except as set out in this Licence, none of the rights of either of the parties (whether arising under this Licence or under the general law) shall be capable of being waived or varied otherwise than by an express waiver or variation in writing and in particular any failure to exercise or delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such right shall not preclude any other or further exercise of that or any other such right and no act or course of conduct or negotiation on its part or on its behalf shall in any preclude it from exercising any such right or constitute the suspension or any variation of any such rights.

14	Modifications

No amendment or modification to this Licence will be effective or binding unless it is in writing signed on behalf of the parties and refers to this Licence.

15	Invalidity

If at any time any one or more of the provisions of this Licence become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

16	Notices

Any notice or communication required or authorised to be given by any party to any of the others shall be sent by facsimile or first class post to the address given above of the party to whom the notice is to be given (or such other address as the recipient may have notified the other parties in writing) and any notice so sent shall be deemed if sent by facsimile (and a valid transmission report produced) to have been served on the date of transmission (if transmitted during the normal business hours of the sender) or (if not) on the next business day thereafter and if posted to have been served 48 hours following the date of posting.

17	EXCLUSION OF LIABILITY

17.1	NOTHING IN THIS LICENCE SHALL BE OR BE DEEMED TO BE A

REPRESENTATION OR WARRANTY AS TO THE EXISTENCE, OWNERSHIP, VALIDITY OR ENFORCEABILITY OF ANY OF THE RIGHTS INCLUDING BUT NOT LIMITED TO, THE COPYRIGHT LICENSED HEREUNDER.

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17.2 VEL will be responsible for filing for renewal of the Trade Marks licensed hereunder but it will not, in any circumstances, be liable for any failure to maintain in existence any of such Marks or registrations by virtue of non-use of any of such Marks. The User agrees that this exclusion of liability satisfies the requirement of reasonableness within the meaning of the Unfair Contract Terms Act 1977.

18	Remedies

18.1 The parties acknowledge and agree that damages would not be an adequate remedy for any breach of the provisions of this Licence.

19	General

19.1 The Headings of this Licence or any clause hereof are inserted only for the purpose of convenience and shall not affect the construction hereof.

19.2 Each of the parties shall execute and do, and shall procure that all other necessary persons to execute and do, all documents acts and things as may be necessary or desirable for giving effect to this Licence and for procuring the registration thereof in respect of each of the Marks and the cancellation of such registration upon the termination of this Licence.

19.3 This Licence represents the entire understanding between the parties in relation to the licensed use by the User and supersedes all previous representations, understandings, licences or agreements, whether oral or written, in relation thereto.

19.4 Nothing in this Licence shall be construed to constitute any party the partner, joint venturer, agent or employee of any other party, or to create any relationship other than that of independent contractors, and, except as expressly provided herein, no party by virtue of this Licence has authority to transact any business in the name of the other party or on its behalf or incur any liability for or on behalf of any other party.

19.5 This Licence shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts in relation to any matter or dispute arising out of or in relation to this Licence.

As witness this Licence has been signed by the duly authorised representatives of the parties the day and year first above written.

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SCHEDULE 1

The Licensed Activities

1	The Licensed Activities means, subject to paragraphs 2 and 3:

1.1 the right to operate (i) an airline and/or (ii) an aviation cargo and air freight carrier on any route for which all points of arrival and/or departure are within the Mainland Territory; and

1.2 the right to operate (i) an airline and/or (ii) an aviation cargo and air freight carrier on any route for which the point of arrival is in one Territory and the point of departure is in the other Territory (including any route with three or more points of arrival and/or departure where all intermediate points of arrival/departure are within the Territories); but for the avoidance of doubt shall not include the right to operate (i) an airline and/or (ii) an aviation cargo and air freight carrier on any route for which all points of arrival and/or departure are within the Caribbean Territory.

2	The licensed activities referred to in paragraph 1 above shall include without limitation:

2.1 all activities which are incidental to those activities;

2.2 all activities (including the manufacture of promotional goods, the subcontracting of such manufacture and the provision of promotional marketing and public relations services) which would ordinarily be regarded as part of the business of an airline, and/or an aviation cargo and air freight carrier; and

2.3 the right to enter into codesharing arrangements (i) as marketing carrier and/or operating carrier with Virgin Atlantic provided that it does not operate as operating carrier outside the Territories; and (ii) as either operating carrier or marketing carrier within the Territories.

3 Notwithstanding any other provision in this Agreement, nothing shall prohibit the User from performing any activities of its choosing, including but not limited to, operating international flights, entering into code-sharing agreements or other marketing arrangements with other airlines, and engaging in all activities covered by the Licensed Activities so long as the User does not use the Name or Mark while undertaking such activities.

4 The Licensed Activities shall not include the use of aircraft with accommodation for twenty (20) passengers or fewer and shall not include the use of aircraft with an operational ceiling in excess of 85,000 feet.

5 The Licensed Activities shall not include the right to enter into codesharing arrangements (i) as a marketing carrier anywhere in the world outside the Territories except with Virgin Atlantic; or (ii) as an operating carrier outside the Territories.

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SCHEDULE 2

Part 1

The Signature

Part 2

Trade Marks

400547570v3 15 VAM1816

SCHEDULE 3

Brand Guidelines

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SCHEDULE 4

Subsidiary & Holding Company

Definitions

1.	“Subsidiary”, “holding company” and “wholly-owned subsidiary” A company is a “subsidiary” of another company, its “holding company”, if that other company-holds a majority of the voting rights in it, or is a member of it and has the right to appoint or remove a majority of its board of directors, or

(c) is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in its, or if it is a subsidiary of a company which is itself a subsidiary of that other company.

2. A company is a “wholly-owned subsidiary” of another company if it has no members except that other and that other’s wholly-owned subsidiaries or persons acting on behalf of that other or its wholly-owned subsidiaries.

SIGNED by Julie Southern, Director	)
for and on behalf of	)
VAL TRADEMARK THREE LIMITED	)	/s/ Julie Southern
LIMITED in the presence of:	)
Ian de Sousa, Company Secretary

SIGNED by Fred Reid, CEO	)
for and on behalf of VIRGIN AMERICA	)
INC in the presence of:	)	/s/ Fred Reid
Dan Yuen, Deputy GC

SIGNED by Joshua Bayliss	)
for and on behalf of VIRGIN	)
ENTERPRISES LIMITED in the	)	/s/ Joshua Bayliss
presence of:	)
Ian Woods